Exhibit 99

Dillard’s, Inc. Reports First Quarter Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--May 11, 2017--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 weeks ended April 29, 2017. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements regarding forward-looking information included below under “Forward-Looking Information.”

First Quarter Results

Dillard’s reported net income for the 13 weeks ended April 29, 2017 of $66.3 million, or $2.12 per share, compared to net income of $77.4 million, or $2.17 per share, for the prior year first quarter.

Net sales for the 13 weeks ended April 29, 2017 were $1.418 billion and $1.503 billion for the 13 weeks ended April 30, 2016. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC ("CDI").

Total merchandise sales (which excludes CDI) for the 13-week period ended April 29, 2017 were $1.386 billion and $1.449 billion for the 13-week period ended April 30, 2016. Total merchandise sales decreased 4% for the 13-week period ended April 29, 2017. Sales in comparable stores for the period also decreased 4%. Sales of ladies' apparel notably outperformed other merchandise categories during the first quarter followed by the juniors' and children's apparel category. Weaker performances were noted in cosmetics, home and furniture, and ladies' accessories and lingerie. Sales were strongest in the Western region followed by the Eastern and Central regions, respectively.

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, "While our sales decline weighed heavily on our operating results, we remained active in returning cash to shareholders through $93 million of share repurchase and dividends. We still ended the quarter with $302 million of cash largely due to better cash management.”

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) improved 65 basis points of sales for the 13 weeks ended April 29, 2017 compared to the prior year first quarter. Consolidated gross margin for the 13 weeks ended April 29, 2017 improved 108 basis points of sales compared to the prior year first quarter. Inventory increased 4% at April 29, 2017 compared to April 30, 2016.

Selling, General & Administrative Expenses

Selling, general and administrative expenses ("operating expenses") were $398.5 million (28.1% of sales) and $398.4 million (26.5% of sales) during the 13 weeks ended April 29, 2017 and April 30, 2016, respectively.

Share Repurchase

During the 13 weeks ended April 29, 2017, the Company purchased $91.1 million (approximately 1.7 million shares) of Class A Common Stock under its $500 million share repurchase program. At April 29, 2017 the remaining authorization under the February 2016 plan was $162.7 million. Total shares outstanding (Class A and Class B Common Stock) at April 29, 2017 and April 30, 2016 were 30.5 million and 35.2 million, respectively.

Store Information

During the quarter, Dillard's opened its new replacement store at The Mall at Greenhills in Nashville, Tennessee (180,000 square feet). The Company purchased a former Macy's location at Layton Hills Mall in Layton, Utah (160,000 square feet) and a store at Temple Mall in Temple, Texas that will replace a leased location at that center. Dillard's expects to open both stores in the fall of 2017.

Dillard's operates 268 Dillard's locations and 25 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total store square footage is 49.2 million.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended
	April 29, 2017		April 30, 2016
	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,418.1	100.0%	$1,503.2	100.0%
Service charges and other income	34.8	2.5	35.6	2.4
	1,452.9	102.5	1,538.8	102.4

Cost of sales	870.0	61.4	938.6	62.4
Selling, general and administrative expenses	398.5	28.1	398.4	26.5
Depreciation and amortization	60.0	4.2	60.6	4.0
Rentals	6.2	0.4	6.0	0.4
Interest and debt expense, net	15.7	1.1	15.7	1.0
Gain on disposal of assets	—	0.0	0.1	0.0
Income before income taxes	102.5	7.2	119.6	8.0
Income taxes	36.2		42.2
Net income	$66.3	4.7%	$77.4	5.2%

Basic and diluted earnings per share	$2.12		$2.17
Basic and diluted weighted average shares	31.3		35.7

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	April 29, 2017	April 30, 2016
Assets
Current Assets:
Cash and cash equivalents	$301.5	$150.3
Accounts receivable	39.4	42.5
Merchandise inventories	1,713.9	1,647.9
Other current assets	38.0	42.0
Total current assets	2,092.8	1,882.7

Property and equipment, net	1,764.5	1,889.3
Other assets	257.6	253.6

Total Assets	$4,114.9	$4,025.6

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$1,058.3	$846.8
Current portion of long-term debt and capital leases	90.5	3.3
Federal and state income taxes	86.9	49.8
Total current liabilities	1,235.7	899.9

Long-term debt and capital leases	529.9	620.1
Other liabilities	238.3	241.3
Deferred income taxes	220.6	252.3
Subordinated debentures	200.0	200.0
Stockholders' equity	1,690.4	1,812.0

Total Liabilities and Stockholders' Equity	$4,114.9	$4,025.6

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	13 Weeks Ended
	April 29, 2017	April 30, 2016
Operating activities:
Net income	$66.3	$77.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	60.6	61.2
Gain on disposal of assets	—	(0.1)
Changes in operating assets and liabilities:
Decrease in accounts receivable	8.8	4.6
Increase in merchandise inventories	(307.5)	(273.4)
(Increase) decrease in other current assets	(1.7)	2.4
Decrease in other assets	1.4	1.1
Increase in trade accounts payable and accrued expenses and other liabilities	214.4	159.5
Increase (decrease) in income taxes payable	35.1	(12.6)
Net cash provided by operating activities	77.4	20.1

Investing activities:
Purchase of property and equipment	(34.5)	(17.7)
Proceeds from disposal of assets	—	0.1
Proceeds from insurance	1.9	—
Distribution from joint venture	0.3	—
Net cash used in investing activities	(32.3)	(17.6)

Financing activities:
Principal payments on long-term debt and capital lease obligations	(0.2)	(0.2)
Cash dividends paid	(2.3)	(2.5)
Purchase of treasury stock	(88.1)	(52.4)
Net cash used in financing activities	(90.6)	(55.1)

Decrease in cash and cash equivalents	(45.5)	(52.6)
Cash and cash equivalents, beginning of period	347.0	202.9
Cash and cash equivalents, end of period	$301.5	$150.3

Non-cash transactions:
Accrued capital expenditures	$3.2	$3.4
Accrued purchases of treasury stock	3.0	6.0

Estimates for 2017
The Company is providing the following estimates for certain financial statement items for the fiscal year ending February 3, 2018 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2017	2016
	Estimated	Actual
Depreciation and amortization	$240	$244
Rentals	28	26
Interest and debt expense, net	63	63
Capital expenditures	125	105

Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:  statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts.  The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in tax legislation; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar  nature.   The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 28, 2017, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.
CONTACT:
Dillard’s, Inc.
Julie Johnson Bull
501-376-5965
julie.bull@dillards.com